Exhibit 10.27

Summary of Compensatory Arrangements with Non-Employee Directors

Fiscal Year 2008

Each non-employee director of VistaPrint Limited receives an annual cash retainer of $13,000 per year, payable in quarterly increments, plus $3,000 for each regularly scheduled meeting of the board that the director physically attends and $10,000 annually for each committee on which the director serves. Non-employee directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

On the date of each annual general meeting, each non-employee director will receive two equity grants: (i) a share option to purchase a number of common shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, granted under our 2005 non-employee directors’ plan, as amended, and (ii) restricted share units having a fair value equal to $110,000.

Each newly elected or appointed non-employee board member will receive two equity grants upon his or her initial appointment or election to the board: (i) a share option to purchase a number of common shares having a fair value equal to $150,000, up to a maximum of 50,000 shares, granted under our directors’ plan, and (ii) restricted share units having a fair value equal to $125,000.

The directors’ options and restricted share units vest at a rate of 8.33% per quarter over a period of three years from grant, so long as the director continues to serve as a director on each such vesting date. Each option and restricted share unit terminates upon the earlier of ten years from the date of grant or 90 days after the director ceases to serve as a director. The exercise price of the options granted under the directors’ plan will be the fair market value of VistaPrint Limited common shares on the date of grant.

The fair value of each share option and restricted share unit is determined by the board of directors using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of the share options or restricted share units.